Exhibit 15.3

CONSENT OF DANIEL VAN HEERDEN

I consent to the use of my name, or any quotation from, or summarization of, the technical report summary entitled “S-K 1300 Technical Report Summary on the Blanket Gold Mine, Zimbabwe”, dated with effective date December 31, 20221 and issued on April 28, 2023, prepared by me, and included or incorporated by reference in:

(i) the Annual Report on Form 20-F for the period ended December 31, 2022 (the “20-F”) of Caledonia Mining Corporation Plc being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto; and

(ii) the Company’s Form F-3 Registration Statement (File No. 333-255500), and any amendments or supplements thereto.

I further consent to the filing of the technical report summary as an exhibit to the 20-F.

/S/ D VAN HEERDEN

______________________________________

Daniel van Heerden, B Eng (Min.), MCom

(Bus. Admin.), MMC, Pr. Eng., FSAIMM, AMMSA

Date: April 28, 2023